ADMINISTRATIVE SERVICES AGREEMENT

         Administrative Services Agreement (the "Agreement") dated September 21, 1998, by and between THE WORLD FUNDS, INC. (the "Fund"), a diversified, open-end management investment company, duly organized as a corporation in accordance with the laws of the State of Maryland, and COMMONWEALTH SHAREHOLDER SERVICES, INC. ("CSS"), a corporation duly organized as a corporation in accordance with the laws of the Commonwealth of Virginia.

                                WITNESSETH THAT:

         WHEREAS, the Fund desires to appoint CSS as its Administrative Services Agent, for and on behalf of the THIRD MILLENNIUM RUSSIA FUND series (the "Portfolio"), to perform certain recordkeeping and shareholder servicing functions required of a duly registered investment company to comply with certain provisions of federal, state and local law, rules and regulations, and, as is required, to assist the Fund in preparing and filing certain financial reports, and further to perform certain daily functions in connection with on-going operations of the Fund and the Portfolio, and provide ministerial services to implement the investment decisions of the Fund and the investment advisor of the Portfolio, Third Millennium Investment Advisors LLC (the "Advisor"); and

         WHEREAS, CSS is willing to perform such functions upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

         Section 1. CSS shall examine and review all records and documents of the Portfolio pertaining to its duties under this Agreement in order to determine and/or recommend how such records and documents shall be maintained.

         Section 2. CSS shall, as necessary for such purposes, advise the Fund and its agents of the information which is deemed to be "necessary" for the performance of its duties under this Agreement, and upon receipt of necessary information and Written or Oral Instructions from the Fund, shall maintain and keep current such shareholder relations records.

         Unless the information necessary to perform the above functions is furnished in writing to CSS by the Fund or its agents (such as Custodians, Transfer Agents, etc.), CSS shall incur no liability and the Fund shall indemnify and hold harmless CSS from and against any liability arising from any discrepancy in the information received by CSS and used in the performance by CSS of its duties.



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         It shall be the  responsibility of the Fund to furnish CSS with the net asset value per share, declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities.

         CSS shall maintain such shareholder records above mentioned as required by regulation and as agreed upon between the Fund and CSS.

         Section 3. The Fund shall confirm to the Fund's Transfer Agent all purchases and redemptions of shares of the Portfolio effected through the Fund or its distributor, as and when such orders are accepted by the Fund or an authorized agent of the Fund designated for that purpose. CSS shall receive from the Fund's Transfer Agent daily reports of share purchases, redemptions, and total shares outstanding, and shall be accountable for the information contained in such reports of purchases and redemptions when received. It is agreed by the parties that the net asset value per share of the Fund will be calculated in accordance with Rule 22c-1 under the Investment Company Act of 1940 and as otherwise directed by the Board of Directors of the Fund.

         CSS shall reconcile its records of outstanding shares and shareholder accounts with the Fund's Transfer Agent periodically, and not less frequently than monthly.

         Section 4. CSS shall provide assistance to the Fund in the servicing of shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time. CSS shall, in addition, provide such additional administrative non-advisory management services as CSS and the Fund may from time to time agree.

         Section 5. The accounts and records maintained by CSS shall be the property of the Fund, and shall be made available to the Fund, within a reasonable period of time, upon demand. CSS shall assist the Fund's independent auditors, or any other person authorized by the Fund or, upon demand, any regulatory body as authorized by law or regulation, in any requested review of the Fund's accounts and records but shall be reimbursed for all reasonable and documented expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of any necessary information, CSS shall assist the Fund in organizing necessary data for the Fund's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and CSS shall agree upon from time to time.

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         Section 6. CSS and the Fund may from time to time adopt procedures they agree upon, and, absent knowledge to the contrary, CSS may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of Fund's Prospectuses, Articles of
Incorporation,   By-Laws,  registration  statements,  orders,  or  any  rule  or regulation of any regulatory body or governmental agency. The Fund (acting through its officers or other agents) shall be responsible for notifying CSS of any changes in regulations or rules which might necessitate changes in the Fund's procedures.

         Section 7. CSS may rely upon the advice of the Fund and upon statements of the Fund's lawyers, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and CSS shall not be liable for any actions taken in good faith upon such statements.

         Section 8. CSS shall not be liable for any actions taken in good faith reliance upon any authorized Oral Instructions, any Written Instructions, and certified copy of any resolution of the Board of Directors of the Fund or any other document reasonably believed by CSS to be genuine and to have been executed or signed by the proper person or persons.

         CSS shall not be held to have notice of any change of authority of any officer, employee or agent of the Fund until receipt of notification thereof by the Fund.

         The Fund shall indemnify and hold CSS harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of any information provided to CSS by the Fund, or the failure of the Fund to provide any information needed by CSS knowledgeably to perform its functions hereunder. Also, the Fund shall indemnify and hold harmless CSS from all claims and liabilities (including reasonable documented expenses for legal counsel) incurred by or assessed against CSS in connection with the performance of this Agreement, except such as may arise from CSS's own negligent action, omission or willful misconduct; provided, however, that before confessing any claim against it, CSS shall give the Fund reasonable opportunity to defend against such claim in the name of the Fund or CSS or both.

         Section 9. The Fund agrees to pay CSS compensation for its services and to reimburse it for expenses, as set forth in the Schedule attached hereto, or as shall be set forth in amendments

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         to such schedule approved by the Fund's Board of Directors and CSS.

         Section 10. Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CSS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CSS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Fund and CSS are open. CSS will be open for business on days when the Fund is open for business and/or as otherwise set forth in the Fund's Prospectuses and Statements of Additional Information.

         Section 11. Either the Fund or CSS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which time shall be not less than 90 days from the giving of such notice. Such termination shall be without penalty.

         Section 12. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that Oral Instructions may be given if authorized by the Board of the Fund and preceded by a certificate from the Fund's secretary so attesting.

         Notices to the Fund shall be directed to:

         1500 Forest Ave.
         Suite 223
         Richmond, VA 23229

         Notices to CSS shall be directed to:

         1500 Forest Ave.
         Suite 223
         Richmond, VA 23229

         Section 13. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 14. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and


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         assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of CSS, or by CSS without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

         Section 15. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

         Oral Instructions: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to CSS in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by CSS to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

         Written Instructions: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to CSS in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by CSS to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

         The Fund shall file with CSS a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

         Section 16. This Agreement shall be governed by the laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                THE WORLD FUNDS, INC.


                                By: /s/ John Pasco, III
                                    John Pasco, III
                                    Chairman



                                COMMONWEALTH SHAREHOLDER SERVICES, INC.


                                By: /s/ John Pasco, III
                                    John Pasco, III
                                    President

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                                    SCHEDULE A
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT
                                 BY AND BETWEEN
                            THE WORLD FUNDS, INC. AND
                     COMMONWEALTH SHAREHOLDER SERVICES, INC.
                                     FOR THE
                          THIRD MILLENNIUM RUSSIA FUND


         Pursuant to Section 9 of the Administrative Services Agreement, dated September 21, 1998, by and between The World Funds, Inc. (the "Fund"), and Commonwealth Shareholder Services, Inc. ("CSS"), the Third Millennium Russia Fund series of the Fund shall pay CSS a fee calculated and paid monthly as follows:

         A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

         B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

         C. For all other administration, CSS shall be paid a fee at the rate of 0.2% per annum of the average daily net assets of the Third Millennium Russia Fund series of the Fund, payable monthly, with a minimum fee of $30,000.

         D. In addition to the foregoing, the Fund shall reimburse CSS, from the assets of the Portfolio, for the Portfolio's proportionate share of general expenses incurred for the Fund and for all expenses incurred by the Portfolio individually. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of counsel or accountants in connection with its services to the Fund; postage; long distance telephone; special forms required by the Fund; any travel which may be required in the performance of its duties to the Fund; and any other extraordinary expenses it may incur in connection with its services to the Fund.